EXHIBIT 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”), made as of this 26th day of July, 2012 is entered into by Oclaro, Inc., a Delaware corporation with its principal place of business at 2560 Junction Avenue, San Jose, California 95134 (the “Company”), and Alain Couder (the “Employee”).

RECITALS

A. The Company and Employee previously entered into an Employment Agreement dated as of July 10, 2007 (the “Original Agreement”), which was subsequently amended and restated as of August 2, 2010 (the “Amended Agreement”).

B. The Company and Employee desire to amend and restate the Amended Agreement on the terms set forth herein.

C. The Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company.

D. The Company and Employee also desire to provide for Employee to continue as the Executive Chairman of the Company for three months following the Retirement Date, all as set forth herein.

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue his employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of July 1, 2012 (the “Commencement Date”) and ending upon the earlier of (i) June 30, 2014 (the “Retirement Date”) or (ii) the date that either the Company or Employee terminates Employee’s employment with the Company in accordance with the provisions of Section 5 (which date, if it occurs, shall be the “Termination Date”) (such period, the “Employment Period”).

2. Executive Chairman Following Retirement Date. The Company and the Employee hereby agree that, if the Employment Period is not terminated in accordance with Section 5 prior to the Retirement Date, the Company will appoint Employee as the Executive Chairman of the Company’s Board of Directors (the “Board”) for the period from the Retirement Date to September 30, 2014 (the “Continuation Period”). Employee acknowledges that as of the date of this Agreement, no determination has been made regarding whether Employee will continue as chairman of the Board or as a member of the Board after September 30, 2014.

3. Title; Capacity; Duties

3.1 Title; Location. During the Employment Period, the Employee shall serve as Chairman of the Board and Chief Executive Officer of the Company with the duties and responsibilities customarily assigned to such positions and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee shall be based at the Company’s headquarters in San Jose, California. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. During the Continuation Period, the Employee shall serve as the Executive Chairman of the Board, with such duties and responsibilities as the Board shall assign to him at that time. Employee agrees that, if requested by the Company, Employee will during the Continuation Period sign such certifications and representation letters to the Company, the audit committee of the Board, Employee’s successor as Chief Executive Officer, the Company’s independent auditors or others as the Company may request, with respect to the financial statements, operations and internal controls of the Company during the periods that Employee was Chief Executive Officer of the Company.

3.2 Duties. The Employee hereby accepts such employment as Chairman of the Board and Chief Executive Officer during the Employment Period and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, except for (i) non-executive positions held as of the Commencement Date, and membership on the Board of Directors of one other company which is not a competitor, supplier or customer of the Company, and (ii) such other roles only with the prior consent of the Board, which consent shall not be unreasonably withheld. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.3 Status as a Part-Time Employee During the Continuation Period. The Company and Employee agree that Employee’s full-time employment with the Company will terminate as of the Retirement Date. If the Employment Period ends prior to the Retirement Date, then Employee’s employment with the Company will terminate as of the Termination Date and the Employee shall be deemed to have resigned from all offices and directorships for the Company and its affiliates and subsidiaries, to the extent requested by the Board. During the Continuation Period, Employee shall be a part-time employee of the Company, not a full-time employee.

4. Compensation and Benefits.

4.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $650,000 (the “Base Salary”) during the Employment Period. For the Continuation Period, Employee will be entitled to compensation of $81,250 for his service as Executive Chairman, which amount will be paid in three monthly installments of $27,083.

4.2 Bonus. During each fiscal year during the Employment Period, the Employee shall be eligible for a bonus, the “target amount” of which will be 100% of Base Salary, and the maximum aggregate amount of which will be up to 200% of the Base Salary, in each case earned by the Employee for such bonus measurement period as may be established by the Board or the Compensation Committee from time to time, and which amount may be measured and paid annually or over shorter periods as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The actual amount of the bonus will be based on achievement of individual and/or Company performance targets set by the Board or the Compensation Committee, and the Employee must remain employed by the Company through the end of the bonus measurement period at issue in order to be eligible to receive any bonus. The parties contemplate that such performance targets will be consistent with the performance targets for the Company’s executive officers generally. Employee shall not be entitled to any bonus during the Continuation Period.

4.3 Prior Equity Grants. The Company granted to the Employee certain stock options and restricted stock in connection with the execution of the Original Agreement and has since the time the Original Agreement was executed granted additional equity awards to Employee in the form of stock options and restricted stock awards. All such existing equity grants shall continue to be subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan, as amended, and the applicable stock option, restricted stock or other equity award agreements evidencing such stock option, restricted stock or other equity awards, except as otherwise specifically provided in this Agreement.

4.4 Additional Equity Grants. The Company will grant to Employee Restricted Stock Units (“RSUs”) as follows: (i) concurrently with the Company’s annual grant of equity awards to executive officers of the Company, the Company will grant to Employee RSUs for (A) 200,000 shares of the Company’s Common Stock that will be subject to four-year, time-based vesting contingent on Employee continuing as an employee of the Company through the Retirement Date and thereafter continuing as a member of the Board and (B) 200,000 shares of the Company’s Common Stock that will be earned only upon achievement of performance targets established by the Board at the time of grant and will thereafter be subject to time-based vesting in accordance with the Company’s standard practice, and (ii) in the first quarter of the fiscal year beginning June 30, 2013, the Company will grant to Employee additional RSUs as follows: (A) 200,000 shares of the Company’s Common Stock that will be subject to four-year, time-based vesting contingent on Employee continuing as an employee of the Company through the Retirement Date and (B) 200,000 shares of the Company’s Common Stock that will be earned only upon achievement of performance targets established by the Compensation Committee at the time of grant and will thereafter be subject to time-based vesting in accordance with the Company’s standard practice. Such performance targets will be set so as to enable the Company to determine, on or shortly after the Retirement Date, whether such targets were achieved by the Retirement Date. The parties contemplate that such performance targets will be consistent with the performance targets for performance grants to the Company’s executive officers generally. All such grants shall be subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan, as amended from time to time (or any other plan established by the Company under which such RSUs are granted) and the applicable award agreement evidencing such grants.

4.5 Benefits. During the Employment Period, the Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its U.S. employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate under the terms of the applicable plan. The Employee will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its United States employees. Employee’s eligibility for participation in the Company’s benefit plans as a part-time employee during the Continuation Period will be determined in accordance with the eligibility provisions of those plans.

4.6 Reimbursement of Expenses. During the Employment Period and the Continuation Period, the Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time. In all events, expense reimbursements made will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of the Agreement to the contrary, any expense reimbursed in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided in any other taxable year.

4.7 Withholding. All salary, bonus and other compensation payable to the Employee (including the Severance Amount, the Retirement Amount and the Change of Control Severance Amount, as those terms are defined below) shall be subject to such withholding taxes as the Company, in its reasonable judgment, deems necessary based on Employee’s status as an employee.

4.8 Life Insurance. The Company will pay the premiums for one year for Employee to acquire an additional $500,000 of life insurance through the Company’s group life insurance policy. After one year, if Employee desires to continue such additional life insurance, Employee shall be solely responsible for the premiums associated with such increased life insurance.

5. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the circumstances set forth below in Sections 5.1 – 5.5, and the full time employment of the Employee by the Company will terminate upon the Retirement Date as set forth in Section 5.6:

5.1 Cause. At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 5.1, “Cause” shall mean (a) a good faith finding by the Board (excluding Employee) that the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

5.2 Good Reason. At the election of the Employee, for Good Reason (as defined below). For the purposes of this Section 5.2, “Good Reason” for termination shall mean:

(i) any material diminution in the Employee’s Base Salary without the prior consent of the Employee,

(ii) a material diminution in the Employee’s authority, duties or responsibilities without the prior consent of the Employee,

(iii) a material breach by the Company of the terms of this Agreement or

(iv) a change by the Company in the location at which the Employee performs Employee’s principal duties for the Company to a new location that is both (a) outside a radius of 35 miles from the Employee’s principal residence immediately prior to such change and (b) more than 20 miles from the location at which the Employee performed Employee’s principal duties for the Company immediately prior to such change without the prior consent of the Employee.

In order to establish “Good Reason” for a termination, the Employee must provide notice to the Company of the existence of the condition giving rise to the “Good Reason” within 90 days following the initial existence of the condition, and the Company has 30 days following receipt of such notice to remedy such condition. If the Company remedies such condition within such 30 days, then “Good Reason” shall be considered expunged, and Employee shall not thereafter have the right to terminate his employment under this Section 4.2 based upon such condition. If the Company does not remedy such condition within such 30 days, Employee will then have an additional 30 days in which to resign under this Section 4.2. If Employee fails to resign with such additional 30 days, Employee shall be deemed to have waived his right to resign for Good Reason under this Section 4.2 based upon such condition. For the avoidance of doubt, if a Change of Control occurs during the Employment Period, and thereafter Employee is not the Chief Executive Officer of the surviving entity, then a material diminution in the Employee’s title, authority, duties or responsibilities shall have been deemed to have taken place. For further avoidance of doubt, if during the Employment Period Employee ceases to be the Chairman of the Board, but continues to be the Chief Executive Officer of the Company and a member of the Board, then a material diminution in the Employee’s title, authority, duties or responsibilities shall have been deemed to have taken place.

5.3 Death or Disability. Upon the death or disability of the Employee during the Employment Period. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.4 Employee Election Without Good Reason. At the election of the Employee, the Employee may terminate Employee’s employment with the Company , for any reason, upon not less than 60 days’ written notice of termination.

5.5 Company Election Without Cause. At the election of the Company, the Company may terminate the Employee’s employment with the Company at any time, for any reason, immediately upon written notice of termination.

5.6 Retirement on Retirement Date. Employee’s full-time employment with the Company shall terminate on the Retirement Date, if there has been no Termination Date prior to the Retirement Date.

6. Effect of Termination. In the event of a termination of Employee’s employment (including by retirement upon the Retirement Date) the following provisions of this Section 6 shall apply:

6.1 Payments and Treatment of Equity Awards Upon Termination Under Section 5.1 or 5.4. In the event the Employee’s employment is terminated pursuant to Section 5.1 (Cause) or 5.4 (Employee Election Without Good Reason), the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In addition, the vesting and exercisability of all stock options, restricted stock grants and other equity awards granted to Employee prior to the Termination Date shall be governed by the plans under which they were granted and the terms of the agreements reflecting such grants.

6.2 Payments and Treatment of Equity Awards Upon Termination Under Section 5.2, 5.3 or 5.5. In the event the Employee’s employment is terminated by the Employee pursuant to Section 5.2 (Good Reason), by reason of Employee’s death or disability pursuant to Section 5.3 (Death or Disability), or by the Company pursuant to Section 5.5 (Company Election Without Cause), in any of such cases at a time that is not within the Change of Control Period (as defined below), the payments to Employee and the treatment of Employee’s equity awards shall be as set forth below in Sections 6.2.1-6.2.4.

6.2.1. Severance Payments. The Company shall pay to the Employee a severance amount equal to the sum of:

(i) twice his annual salary as in effect on the Termination Date, plus

(ii) twice the amount determined by (A) adding all bonuses earned by Employee for the three most recent full fiscal years prior to the fiscal year in which Employee’s employment terminates and (B) dividing the sum of such bonuses by 3 (the sum of the amounts described in clauses (i) and (ii) is referred to herein as the “Severance Amount”).

For the avoidance of doubt, the bonus component of the Severance Amount shall be determined by (a) including bonuses earned for the prior three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years and further excluding any bonus for the fiscal year during which the termination occurs. The Severance Amount shall be payable in a single lump sum payment on the first business day after 15 days following the effective date of the Severance and Release Agreement described below.

6.2.2. Equity Awards. All stock options, restricted stock grants and other equity awards granted to Employee prior to the Termination Date (including those granted prior to the Commencement Date), and as to which the vesting was based solely on continued employment and which have not vested as of the Termination Date, shall immediately vest as of the Termination Date.

In addition, all stock options, restricted stock grants and other equity awards granted to Employee prior to the Termination Date (including those granted prior to the Commencement Date), and as to which the vesting was based on the achievement of performance targets (or on a combination of achievement of performance targets and continued service as an employee) shall be treated as follows:

(i) if the time period for achievement of the performance targets has expired, and the number of shares earned as a result of the achievement against those targets has been determined, but there remain vesting conditions based on continued service as an employee then the earned shares shall be immediately vested as of the Termination Date; and

(ii) if the time period for achievement of the performance targets has not expired, and the number of shares to be earned as a result of achievement has not been determined, such options, grants and awards shall expire and be forfeited by Employee as of the Termination Date.

In all cases the time period during which Employee may exercise any stock option or other award shall be the greater of (m) the time period set forth in the agreements reflecting such grants or (n) one year from the Termination Date. In no case, however, shall the period of time to exercise any such stock option or other award extend beyond the termination date of such stock option or other award set forth in the agreement reflecting the grant of such stock option or other award.

6.2.3. Benefits. The Company shall also continue to provide to the Employee medical insurance coverage pursuant to COBRA and group life insurance coverage (to the extent the Employee is eligible to receive such benefits, the Employee timely completes all documents necessary to receive such coverage, and such benefits can be provided to the Employee, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof calculated based on the sum the Company would have paid for such benefits had the Employee continued to be employed by the Company) until the date 24 months after the date of termination, provided that to the extent such payments are reimbursements to the Employee of medical expenses incurred by the Employee as described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement be entitled) to COBRA continuation coverage under a group health plan of the Company.

6.2.4. Release. The payment to the Employee of the amounts and benefits payable under this Section 6.2 (including the accelerated vesting of options, restricted stock grants and other equity awards) shall (x) be contingent upon the execution by the Employee of a separation agreement and general release of all known and unknown claims in a form reasonably acceptable to the Company (which, if requested by the Board, shall include the Employee’s resignation from the Board) (“Severance and Release Agreement”) and (y) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 6.2.

6.3 Payments and Treatment of Equity Awards Upon Retirement. Upon Employee’s retirement on the Retirement Date, the payments to Employee and the treatment of Employee’s equity awards shall be as set forth below in Sections 6.3.1-6.3.4. . If the Employment Period ends prior to the Retirement Date, this Section 6.3 shall not apply.

6.3.1. Retirement Amount. Promptly following the Retirement Date, the Company shall pay to the Employee a retirement amount equal to the sum of

(i) twice his annual salary as in effect on the Retirement Date, and

(ii) twice the amount determined by (A) adding all bonuses earned by Employee for the three fiscal years ending on June 28, 2014 and (B) dividing the sum of such bonuses by 3 (the sum of the amounts described in clauses (i) and (ii) is referred to herein as the “Retirement Amount”).

For the avoidance of doubt, the bonus component of the Retirement Amount shall be determined by (a) including bonuses earned for such three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years. The Retirement Amount shall be payable in a single lump sum payment on the first business day after 15 days following the effective date of the Severance and Release Agreement.

6.3.2. Treatment of Equity Awards After Retirement The vesting of all stock options, restricted stock grants and other equity awards granted to Employee prior to the Retirement Date (including options, grants and awards granted prior to the Commencement Date) shall be governed by the plans under which they were granted and the terms of the agreements reflecting such grants, provided, however, that to the extent any such options, grants or other equity awards by their terms vest based upon the continued employment of Employee by the Company, such options, grants and other equity awards shall immediately vest as of the Retirement Date.

All stock options, restricted stock grants and other equity awards granted to Employee prior to the Retirement Date (including options, grants and awards granted prior to the Commencement Date) and as to which the vesting was based on the achievement of performance targets (or on a combination of achievement of performance targets and continued service as an employee) shall be treated as follows:

(i) if at the Retirement Date the achievement of the performance targets has already been measured and the number of shares earned has already been determined, then all the earned shares shall be immediately vested as of the Retirement Date, and

(ii) if at the Retirement Date the achievement of the performance targets has not yet been measured or the number of shares earned has not yet been determined, then the Company and the Board or the Compensation Committee shall promptly measure the achievement of the performance targets and determine the shares that are earned, and those earned shares shall be immediately vested as of the Retirement Date. Any options, restricted stock grants and/or other equity awards that are not earned because the performance targets have not been fully achieved shall expire and be forfeited by Employee.

In all cases the time period during which Employee may exercise any stock option or other award shall be the greater of (m) the time period set forth in the agreements reflecting such grants or (n) one year from the date Employee ceases to be a Board member. In no case, however, shall the period of time to exercise any such stock option or other award extend beyond the termination date of such stock option or other award set forth in the agreement reflecting the grant of such stock option or other award.

6.3.3. Benefits. The Company shall also continue to provide to Employee medical insurance coverage and group life insurance coverage as provided in this Section 6.3.3 until the date 24 months after the Retirement Date. To the extent Employee is eligible to continue to be enrolled in the Company’s group medical and life insurance plans as a part-time employee, Executive Chairman, Board member or otherwise, the Company will so enroll Employee at the Company’s expense (provided Employee timely completes all documents necessary to effect such enrollment or continued enrollment). If Employee is not eligible to be enrolled in such plans on such basis as a part-time employee, Executive Chairman or otherwise, the Company will pay the COBRA premiums for Employee to continue in such plans under COBRA for the maximum period allowed under COBRA (provided Employee timely completes all documents necessary to effect enrollment in such plans under COBRA) and thereafter (until the expiration of such 24 months) the Company will provide the Employee the cash equivalent of such COBRA premiums for the remainder of the 24 months. To the extent such payments are deemed to be reimbursements to the Employee of medical expenses incurred by the Employee as described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement be entitled) to COBRA continuation coverage under a group health plan of the Company.

6.3.4. Release. The payment to the Employee of the amounts and benefits payable under this Section 6.3 (including the accelerated vesting of options, restricted stock grants and other equity awards) shall be contingent upon the execution by the Employee of a Severance and Release Agreement reasonably acceptable to the Company (which, if requested by the Board, shall include the Employee’s resignation from the Board).

6.4 Section 409A Matters. Payments to the Employee under Section 6.2 or 6.3 (or, if applicable, under Section 7.1 in lieu of Section 6.2) shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the portion, if any, that includes the excess of the total payments and that does constitute nonqualified deferred compensation. Payments shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’s termination of employment (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 12 months following termination of the Employee’s employment. The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. Section 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.

6.5 Survival. The provisions of Sections 4.7, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

7. Change of Control. In the event of a termination of Employee’s employment under Section 5.2 or 5.5 that occurs during the time period that begins three months prior to the effective date of a Change of Control (as defined on Exhibit A attached hereto) and ends on the second anniversary of such Change of Control (the “Change of Control Period”), the following provisions shall apply in lieu of Section 6.2:

7.1 Payments and Treatment of Equity Awards Upon Termination Under Section 5.2 , 5.3 or 5.5 During Change of Control Period. In the event the Employee’s employment is terminated by the Employee pursuant to Section 5.2 (Good Reason), by reason of Employee’s death or disability pursuant to Section 5.3 (Death or Disability), or by the Company pursuant to Section 5.5 (Company Election Without Cause), in any of such cases at a time that is during the Change of Control Period, the payments to Employee the treatment of Employee’s equity awards shall be as set forth in Sections 7.1.1 through 7.1.4 below:

7.1.1. Change of Control Severance. The Company shall pay to Employee a severance amount equal to the sum of

(i) two and one-half times his annual salary as in effect on the date of termination plus

(ii) two and one-half times the amount determined by (A) adding all bonuses earned by Employee for the three most recent full fiscal years prior to the fiscal year in which Employee’s employment terminates and (B) dividing the sum of such bonuses by 3 (the sum of the amounts described in clauses (i) and (ii) is referred to herein as the “Change of Control Severance Amount”).

For the avoidance of doubt, the bonus component of the Change of Control Severance Amount shall be determined by (a) including bonuses earned for the prior three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years and further excluding any bonus for the fiscal year during which the termination occurs. The Change of Control Severance Amount shall be payable in a lump sum on the first business day after 15 days following the effective date of the Severance and Release Agreement.

7.1.2. Equity Awards. In addition, all stock options, restricted stock grants and other equity awards granted to Employee prior to the date of termination (including options, restricted stock grants and other equity awards granted prior to the Commencement Date) which have not vested as of the date of termination of Employee’s employment shall immediately vest as of the date of such termination (without regard to whether the vesting of such options, restricted stock grants or other equity awards is based on continued employment, achievement of performance targets or otherwise) and the time period during which Employee may exercise any stock option or other award shall be the greater of (m) the time period set forth in the agreements reflecting such grants or (n) one year from the date of termination. In no case, however, shall the period of time to exercise any such stock option or other award extend beyond the termination date of such stock option or other award set forth in the agreement reflecting the grant of such stock option or other award.

7.1.3. Benefits. The Company shall also continue to provide to the Employee medical insurance coverage pursuant to COBRA and group life insurance coverage (to the extent the Employee is eligible to receive such benefits, the Employee timely completes all documents necessary to receive such coverage, and such benefits can be provided to the Employee, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof calculated based on the premiums that Employee incurs to obtain comparable coverage in the private insurance market) until the date 36 months after the date of termination, provided that to the extent such payments are reimbursements to the Employee of medical expenses incurred by the Employee as described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement be entitled) to COBRA continuation coverage under a group health plan of the Company. The payment to the Employee of the amounts and benefits payable under this Section 7.1.3 shall (x) be contingent upon the execution by the Employee of a Severance and Release Agreement reasonably acceptable to the Company (“Severance and Release Agreement”) and (y) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 7.1.

7.2 Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Upon request by the Company or the Employee, the determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made by the Company’s independent accountants. The Company shall pay the expenses of such accountants, regardless of whether the Company or the Employee requests such determination to be made by such accountants. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Employee under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Employee with all information reasonably requested by Employee to permit Employee to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Employee fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction in the cash payments described in Section 7.1 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction of the continuation of benefit described in Section 7.1; (c) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (d) cancellation of acceleration of vesting of equity awards not covered under (c) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be cancelled before earlier equity awards.

7.3 Acknowledgement. Employee acknowledges that the provisions of this Section 7 with respect to the treatment of stock options, restricted stock and other equity awards will apply to all such stock options, restricted stock and other equity awards held by Employee, including those granted prior to the Commencement Date, and further acknowledges that the treatment of such stock options, restricted stock and other equity awards in connection with a Change of Control differs from the treatment provided for the Original Agreement.

8. Non-Solicitation.

8.1 Restricted Activities. For a period of 12 months after the termination or cessation of the Employee’s employment for any reason, the Employee will not directly or indirectly, either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

8.2 Extension. If the Employee violates the provisions of Section 8.1, the Employee shall continue to be bound by the restrictions set forth in Section 8.1 until a period of 12 months has expired without any violation of such provisions.

8.3 Interpretation. If any restriction set forth in Section 8.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.4 Equitable Remedies. The Employee acknowledges that the restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 without posting a bond and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

9. Proprietary Information and Developments. In connection with the Original Agreement, the Employee executed the Company’s customary form of non-disclosure and assignment of inventions agreement. Such agreement shall continue in full force and effect, unchanged by the execution of this Agreement. The Employee further agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by the Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of the Employee’s employment for any reason.

10. Other Agreements. The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Exhibit B attached hereto.

11. Miscellaneous.

11.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the Company set forth in the introductory paragraph hereto (to the attention of the Corporate Secretary of the Company) or the residence address of the Employee most recently filed with the Company, as the case may be. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 11.1.

11.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (including the Original Agreement), whether written or oral, relating to the subject matter of this Agreement.

11.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. No employee of the Company may cause the Company to execute such modification or amendment to this Agreement unless the Board or the Compensation Committee has first approved such modification or amendment.

11.5 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that the Agreement shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to the Employee or other person for actions, decisions or determinations made in good faith.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of law provisions thereof). Any claim or controversy arising out of or relating to this Agreement or any breach thereof, including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by non-binding arbitration in San Jose, California and administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, a copy of which can be obtained at www.adr.org or by calling 800.778.7879. The award rendered in any arbitration proceeding held under this Section 11.6 shall be non-binding, unless the parties mutually agree that the award rendered in such arbitration proceeding shall be binding, in which case judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 11.6. Also not covered by this Section 11.6 are claims by the Company or by the Employee for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including, but not limited to, claims for equitable relief arising out of a breach of Sections 8 and/or 9 of this Agreement. Both the Company and the Employee expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to this Agreement or any breach thereof. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.

11.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

11.8 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.9 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.10 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be enforced to the fullest extent permitted by law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

OCLARO, INC.

By:	/s/ Joel Smith, III
Name: Joel Smith, III

Title:	Lead Director of the Board of Directors

EMPLOYEE

/s/ Alain Couder
Name: Alain Couder

EXHIBIT A

Change in Control. “Change in Control” means the consummation of a transaction or series of transactions resulting in one or more of the following events:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); and (iii) at least a majority of the members of the board of directors of the Acquiring Corporation were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of the liquidation or dissolution of the Company.